Exhibit 20.1

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect about this circular or as to the action to be taken, you should consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in Melco Crown Entertainment Limited, you should at once hand this circular, together with the enclosed proxy form, to the purchaser or the transferee or to the bank, the licensed securities dealer or other agent through whom the sale was effected for transmission to the purchaser or the transferee.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this circular, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

(Incorporated in the Cayman Islands with limited liability)

(SEHK Stock Code: 6883)

PROPOSALS FOR

RE-ELECTION OF DIRECTORS,

GRANTING OF GENERAL MANDATES

TO ISSUE SHARES AND REPURCHASE SHARES, AND

NOTICE OF THE ANNUAL GENERAL MEETING

A notice convening the annual general meeting (the “AGM”) of Melco Crown Entertainment Limited (the “Company”) to be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 21, 2014 at 4:00 p.m. (Hong Kong time) is set out on pages 18 to 22 of this circular. A proxy form for use at the AGM and at any adjournment thereof is enclosed with this circular. Such proxy form is also published on the websites of Hong Kong Exchanges and Clearing Limited (www.hkexnews.hk) and the Company (www.melco-crown.com).

Whether or not you are able to attend such meeting, please complete and return the accompanying proxy form in accordance with the instructions printed thereon to the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, as soon as possible and in any event not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the proxy form will not preclude you from attending and voting at the meeting or any adjournment thereof (as the case may be) should you so wish.

April 16, 2014

The English text of this circular shall prevail over the Chinese text for the purpose of interpretation.

— i —

DEFINITIONS

In this circular, unless the context requires otherwise, the following expressions have the following meanings:

“2006 Share Incentive Plan”	a share incentive plan as adopted and revised by the Board on November 28, 2006 and March 17, 2009 and as approved by the Shareholders on December 1, 2006 and May 19, 2009, respectively, which aims to provide incentives in the form of awards to consultants, employees and members of the Board, with the view of promoting further success of the Company

“2011 Share Incentive Plan”	a share incentive plan as adopted by the Company pursuant to a resolution passed by the Shareholders at an extraordinary general meeting on October 6, 2011 and became effective on the Listing Date, which aims to provide incentives in the form of awards to consultants, employees and members of the Board, with the view of promoting further success of the Company

“ADS(s)”	American Depositary Share(s) of the Company, each of which represent three Shares

“AGM”	the annual general meeting of the Company to be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 21, 2014 at 4:00 p.m. (Hong Kong time)

“AGM Notice”	the notice for convening the AGM as set out on pages 18 to 22 of this circular

“Articles”	the amended and restated articles of association of the Company, as amended, supplemented or otherwise modified from time to time

“Board”	the board of Directors

“Company”	Melco Crown Entertainment Limited, a company incorporated in the Cayman Islands as an exempted company with limited liability, the Shares of which are listed on the Stock Exchange and the ADSs of which are listed on the NASDAQ Global Select Market (Stock Code: 6883, NASDAQ: MPEL)

“Crown”	Crown Resorts Limited (formerly known as Crown Limited), an Australian-listed corporation, which completed its acquisition of the gaming businesses and investments of Consolidated Media Holdings Limited (formerly known as Publishing and Broadcasting Limited), on December 12, 2007

“Crown Asia Investments”	Crown Asia Investments Pty, Ltd. (formerly known as PBL Asia Investments Limited), which is 100% indirectly owned by Crown and was incorporated in the Cayman Islands but is now a registered Australian company

DEFINITIONS

“Crown Entertainment Group Holdings”	Crown Entertainment Group Holdings Pty, Ltd., a company incorporated on June 19, 2007 under the laws of Australia and a subsidiary of Crown

“Directors”	the directors of the Company for the time being

“Group”	the Company and its subsidiaries

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Latest Practicable Date”	April 3, 2014, being the latest practicable date prior to the printing of this circular for ascertaining certain information contained herein

“Listing Date”	December 7, 2011, on which the Shares are listed and from which dealings in the Shares are permitted to take place on the Main Board of the Stock Exchange

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange, as amended from time to time

“Macau”	the Macau Special Administrative Region of the PRC

“Melco”	Melco International Development Limited, a Hong Kong-listed company

“Melco Leisure”	Melco Leisure and Entertainment Group Limited, a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Melco

“Memorandum”	the amended and restated memorandum of association of the Company, as amended, supplemented or otherwise modified from time to time

“NASDAQ”	the National Association of Securities Dealers Automated Quotation System

“Philippine Stock Exchange”	The Philippine Stock Exchange, Inc.

“PRC”	the People’s Republic of China excluding Hong Kong, Macau and Taiwan, except where the context otherwise requires

“Repurchase Mandate”	a general and unconditional mandate proposed to be granted to the Directors to exercise all the powers of the Company to repurchase Shares during the period as set out in Ordinary Resolution No. 6 up to a maximum of 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing of such resolution

“SFC”	the Securities and Futures Commission of Hong Kong

DEFINITIONS

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Share(s)”	the ordinary share(s) in the share capital of the Company with a nominal value of US$0.01 each

“Share Issue Mandate”	a general and unconditional mandate proposed to be granted to the Directors to exercise all the powers of the Company to allot, issue and deal with the Shares during the period as set out in Ordinary Resolution No. 5 up to 20% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing of such resolution

“Shareholder(s)”	holder(s) of our Share(s) from time to time

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	the Code on Takeovers and Mergers published by the SFC

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“US$”	United States dollars, the lawful currency of the United States of America

“%”	per cent.

In this circular, the terms “associate”, “connected person”, “controlling shareholder”, “subsidiary” and “substantial shareholder” shall have the meanings given to such terms in the Listing Rules, unless the context otherwise requires.

LETTER FROM THE BOARD

(Incorporated in the Cayman Islands with limited liability)

(SEHK Stock Code: 6883)

Executive Director:

Mr. Lawrence Yau Lung Ho

    (Co-Chairman and Chief Executive Officer)

Non-executive Directors:

Mr. James Douglas Packer (Co-Chairman)

Mr. John Peter Ben Wang

Mr. Clarence Yuk Man Chung

Mr. William Todd Nisbet

Mr. Rowen Bruce Craigie

Independent non-executive Directors:

Mr. James Andrew Charles MacKenzie

Mr. Thomas Jefferson Wu

Mr. Alec Yiu Wa Tsui

Mr. Robert Wason Mactier

Registered Office:

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

Principal place of business and

    head office in Macau:

22/F, Golden Dragon Centre

Avenida Xian Xing Hai

Macau

Place of business in Hong Kong:

36/F, The Centrium

60 Wyndham Street

Central

Hong Kong

April 16, 2014

To the Shareholders

Dear Sir or Madam,

PROPOSALS FOR

RE-ELECTION OF DIRECTORS,

GRANTING OF GENERAL MANDATES

TO ISSUE SHARES AND REPURCHASE SHARES, AND

NOTICE OF THE ANNUAL GENERAL MEETING

1.	INTRODUCTION

The purpose of this circular is to provide you with information regarding (i) the proposed re-election of Directors; (ii) the Share Issue Mandate; and (iii) the Repurchase Mandate, to seek your approval at the AGM and to provide you with the AGM Notice.

LETTER FROM THE BOARD

2.	RE-ELECTION OF DIRECTORS

The Board currently consists of ten Directors comprising one executive Director, namely, Mr. Lawrence Yau Lung Ho (Co-Chairman and Chief Executive Officer); five non-executive Directors, namely, Mr. James Douglas Packer (Co-Chairman), Mr. John Peter Ben Wang, Mr. Clarence Yuk Man Chung, Mr. William Todd Nisbet, and Mr. Rowen Bruce Craigie, and four independent non-executive Directors, namely, Mr. James Andrew Charles MacKenzie, Mr. Thomas Jefferson Wu, Mr. Alec Yiu Wa Tsui, and Mr. Robert Wason Mactier.

Under the Articles, one-third of the Directors holding office for the time being shall retire by rotation provided that every Director shall be subject to retirement at least once every three years. Mr. Clarence Yuk Man Chung, Mr. William Todd Nisbet, Mr. James Andrew Charles MacKenzie and Mr. Thomas Jefferson Wu shall retire from office by rotation at the AGM and, being eligible, would offer themselves for re-election.

Shareholders are recommended to vote in favor of re-election of the above Directors as the Board believes that their qualifications and related expertise will continue to bring a wide range of business experience to the Board. Particulars of the Directors proposed for re-election at the AGM are set out in Appendix II to this circular.

3.	GENERAL MANDATE TO ISSUE SHARES

The ordinary resolution set out in item 5 of the AGM Notice will be proposed at the AGM to grant a general and unconditional mandate to the Directors to allot, issue and otherwise deal with additional Shares with an aggregate nominal amount not exceeding 20% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing the proposed resolution at the AGM. The Share Issue Mandate will provide flexibility to the Company to raise funds by issue of Shares efficiently.

As at the Latest Practicable Date, there were in issue an aggregate of 1,666,633,448 Shares. On the assumption that no Share will be issued prior to the AGM, exercise in full of the Share Issue Mandate could result in up to 333,326,689 Shares being issued by the Company.

In addition, an ordinary resolution will also be proposed to authorize an extension of this Share Issue Mandate by adding thereto the aggregate nominal amount of any Shares repurchased under the Repurchase Mandate (if such mandate is approved by the Shareholders).

The Share Issue Mandate will continue to be in force from the passing of the said resolution until whichever the following first occurs:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required by the Articles, Cayman Islands laws or any other applicable laws to be held; and

(iii)	the revocation or variation of the authority given under such ordinary resolution by ordinary resolution of the Shareholders in general meeting.

The Company has no current intention of exercising the Share Issue Mandate (other than (i) the Shares to be issued upon vesting of restricted Shares and exercise of the share options granted under the 2006 Share Incentive Plan; (ii) the Shares to be issued upon vesting of restricted Shares to non-connected person(s) of the Company and exercise of the share options granted under the 2011 Share Incentive Plan; and (iii) future fund raising).

LETTER FROM THE BOARD

4.	GENERAL MANDATE TO REPURCHASE SHARES

The ordinary resolution set out in item 6 of the AGM Notice will be proposed at the AGM to give the Directors a general and unconditional mandate to exercise all the powers of the Company to repurchase issued and fully paid Shares with an aggregate nominal amount not exceeding 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing the proposed resolution at the AGM. The Repurchase Mandate will provide the Company the flexibility to make such repurchase when appropriate and beneficial to the Company. Such repurchase may enhance the net value of the Company and/or earnings per Share. No repurchase would be made in circumstances that would have a material adverse impact on the working capital or gearing ratio of the Company.

As at the Latest Practicable Date, there were in issue an aggregate of 1,666,633,448 Shares. On the assumption that no Share will be issued and repurchased prior to the AGM, exercise in full of the Repurchase Mandate could result in up to 166,663,344 Shares being repurchased by the Company.

The Repurchase Mandate will continue to be in force from the passing of the said resolution until whichever the following first occurs:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws; and

(iii)	the revocation or variation of the authority given under such ordinary resolution by ordinary resolution of the Shareholders in general meeting.

The Company has no current intention of exercising the Repurchase Mandate.

An explanatory statement explaining the Repurchase Mandate in accordance with the Listing Rules is set out in Appendix I to this circular.

5.	ANNUAL GENERAL MEETING

The AGM Notice is set out on pages 18 to 22 to this circular.

Pursuant to Rule 13.39(4) of the Listing Rules, any vote of the Shareholders at a general meeting must be taken by poll except where the chairman, in good faith, decides to allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. The Company will announce the results of the poll in the manner prescribed under the Listing Rules.

A proxy form for use by the Shareholders at the AGM is enclosed with this circular. Whether or not you are able to attend the AGM in person, you are requested to complete the proxy form and return it in accordance with the instructions printed thereon to the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, as soon as possible and in any event not less than 48 hours before the time fixed for the AGM or any adjournment thereof (as the case may be). Completion and return of the proxy form will not preclude you from attending and voting in person at the AGM and any adjournment meeting (as the case may be) should you so wish.

LETTER FROM THE BOARD

6.	RECOMMENDATION

The Board believes that the granting of the re-election of the Directors, the Share Issue Mandate and the Repurchase Mandate as set out in the AGM Notice are all in the best interests of the Company and its Shareholders. Accordingly, the Board recommends the Shareholders to vote in favor of the relevant resolutions to be proposed at the AGM.

Your attention is drawn to the additional information set out in the Appendices to this circular.

7.	RESPONSIBILITY STATEMENT

This circular includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, there are no other facts the omission of which would make any statement herein misleading.

By Order of the Board of Melco Crown Entertainment Limited Lawrence Yau Lung Ho
Co-Chairman and Chief Executive Officer

APPENDIX I	EXPLANATORY STATEMENT

This appendix serves as an explanatory statement, as required by the Listing Rules, to provide the requisite information to you for your consideration of the Repurchase Mandate to be proposed at the AGM.

1.	LISTING RULES

The Listing Rules permit companies whose primary listings are on the Stock Exchange to repurchase their shares on the Stock Exchange, subject to certain restrictions, the most important of which are summarized below:

(i)	the shares to be repurchased by a company must be fully paid-up;

(ii)	the company has previously sent to its shareholders an explanatory statement complying with the Listing Rules; and

(iii)	all on-market repurchase of shares by a company with its primary listing on the Stock Exchange must be approved in advance by an ordinary resolution, either by way of a specific approval in relation to specific transactions or by a general mandate to the directors of the company to make such repurchase, and a copy of such resolution together with the necessary documentation have been delivered to the Stock Exchange in accordance with the Listing Rules.

2.	SHARE CAPITAL

As at the Latest Practicable Date, the total issued share capital of the Company comprised 1,666,633,448 Shares.

Subject to the passing of the relevant ordinary resolution for the Repurchase Mandate and on the basis that no further Shares are issued or repurchased prior to the AGM, the Company would be allowed under the Repurchase Mandate to repurchase a maximum of 166,663,344 Shares (representing 10% of the aggregate nominal amount of the Company’s issued share capital at the date of passing the resolution).

3.	REASONS FOR SHARE REPURCHASES

The Directors believe that it is in the best interests of the Company and the Shareholders as a whole to have a general mandate from the Shareholders to enable the Directors to repurchase Shares on the market. Such repurchases may, depending on market conditions and funding arrangements at the time, lead to an enhancement of the net asset value of the Company and/or its earning per Share and will only be made when the Directors believe that such repurchases will benefit the Company and the Shareholders as a whole.

4.	FUNDING OF REPURCHASES

Any repurchase will be made out of funds which are legally available for the purpose in accordance with the Memorandum and Articles, the Listing Rules, Cayman Islands laws and/or other applicable laws. The Directors do not propose to exercise the Repurchase Mandate to such extent as would, in the circumstances, have a material adverse effect on the working capital of the Company or the gearing position which in the opinion of the Directors are from time to time appropriate for the Company.

APPENDIX I	EXPLANATORY STATEMENT

5.	SHARE PRICES

The following table shows the highest and lowest prices at which the Shares have been traded on the Stock Exchange in each of the previous twelve months up to the Latest Practicable Date:

Month	Highest HK$	Lowest HK$
2013
April	63.20	55.65
May	65.50	60.00
June	64.90	56.00
July	64.20	55.70
August	71.00	65.65
September	85.00	70.60
October	96.75	83.00
November	92.00	85.85
December	102.50	91.00
2014
January	126.80	98.00
February	112.50	99.75
March	117.00	93.60
April (up to the Latest Practicable Date)	105.00	98.00

6.	EFFECT OF THE TAKEOVERS CODE

If as a result of a Share repurchase, a Shareholder’s proportionate interest in the voting rights of the Company increases, such increase will be treated as an acquisition for the purposes of Rule 32 of the Takeovers Code. As a result, a Shareholder, or a group of Shareholders acting in concert (within the meaning under the Takeovers Code), depending on the level of increase in the Shareholder’s interests, could obtain or consolidate control of the Company and become obliged to make a mandatory offer in accordance with Rules 26 and 32 of the Takeovers Code.

APPENDIX I	EXPLANATORY STATEMENT

As at the Latest Practicable Date, to the best of the knowledge and belief of the Directors, the following Shareholders had interests representing 5% or more of the issued share capital of the Company:

		Approximate % of shareholding
Name of Shareholder	Number of Shares held	As at the Latest Practicable Date (12)	If Repurchase Mandate is exercised in full
Lawrence Yau Lung Ho (1)	1,128,998,883	67.74%	75.27%
Sharen Sau Yan Lo (2)	1,128,998,883	67.74%	75.27%
Melco Leisure (3)	1,118,458,086	67.11%	74.57%
Melco (4)	1,118,458,086	67.11%	74.57%
James Douglas Packer (5)	1,118,467,695	67.11%	74.57%
Erica Louise Packer (6)	1,118,467,695	67.11%	74.57%
Crown Asia Investments (7)	1,118,458,086	67.11%	74.57%
Crown Entertainment Group Holdings (8)	1,118,458,086	67.11%	74.57%
Crown (9)	1,118,458,086	67.11%	74.57%
The Capital Group Companies, Inc (10)(11)	99,062,352	5.94%	6.60%

Notes:

(1)	As at the Latest Practicable Date, Mr. Lawrence Yau Lung Ho personally held 20,512,612 shares of Melco, representing approximately 1.33% of Melco’s shares. In addition, 115,509,024 shares of Melco are held by Lasting Legend Ltd., 288,532,606 shares of Melco are held by Better Joy Overseas Ltd., 18,587,447 shares of Melco were held by Mighty Dragon Developments Limited and 7,294,000 shares of Melco are held by The L3G Capital Trust, representing approximately 7.52%, 18.78%, 1.21% and 0.47% of Melco’s shares, all of which companies are owned by persons and/or trusts affiliated with Mr. Lawrence Yau Lung Ho. Mr. Lawrence Yau Lung Ho also has interest in Great Respect Limited, a company controlled by a discretionary family trust, the beneficiaries of which include Mr. Lawrence Yau Lung Ho and his immediate family members and held 298,982,187 shares, representing approximately 19.46% of Melco’s shares. Melco Leisure is a wholly-owned subsidiary of Melco and accordingly, Mr. Lawrence Yau Lung Ho is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested or is deemed or taken to be interested. Mr. Lawrence Yau Lung Ho is also interested in 10,540,797 Shares, of which 6,678,226 Shares are subject to the share options and restricted Shares granted as at the Latest Practicable Date.
(2)	As at the Latest Practicable Date, Ms. Sharen Sau Yan Lo is the spouse of Mr. Lawrence Yau Lung Ho and is deemed or taken to be interested in the Shares through the interest of her spouse, Mr. Lawrence Yau Lung Ho, under the SFO.
(3)	As at the Latest Practicable Date, Melco Leisure is the beneficial owner of 559,229,043 Shares and is deemed or taken to be interested in 559,229,043 Shares owned by Crown Asia Investments pursuant to rights of first refusal over such Shares granted by Crown Asia Investments in favor of Melco Leisure under the new shareholders’ deed, which became effective in December 2007 (“New Shareholders’ Deed”), entered into between Melco and Crown.

APPENDIX I	EXPLANATORY STATEMENT

(4)	Melco Leisure is a direct wholly-owned subsidiary of Melco and Melco is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested as referred to in note (3) above.
(5)	As at the Latest Practicable Date, Mr. James Douglas Packer and his controlled corporations are interested in 50.01% of the issued share capital of Crown, which in turn is interested in the entire issued share capital of Crown Entertainment Group Holdings and which in turn is interested in the entire issued share capital of Crown Asia Investments. Accordingly, Mr. James Douglas Packer is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested or is deemed or taken to be interested.
(6)	As at the Latest Practicable Date, Ms. Erica Louise Packer is the spouse of Mr. James Douglas Packer and is deemed or taken to be interested in the Shares through the interest of her spouse, Mr. James Douglas Packer, under the SFO.
(7)	As at the Latest Practicable Date, Crown Asia Investments is the beneficial owner of 559,229,043 Shares and is deemed or taken to be interested in 559,229,043 Shares owned by Melco Leisure pursuant to rights of first refusal over such Shares granted by Melco Leisure in favor of Crown Asia Investments under the New Shareholders’ Deed.
(8)	Crown Asia Investments is a direct wholly-owned subsidiary of Crown Entertainment Group Holdings and Crown Entertainment Group Holdings is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested as referred to in note (7) above.
(9)	Crown Entertainment Group Holdings is a wholly-owned subsidiary of Crown and Crown is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested as referred to in note (7) above.
(10)	Capital Research and Management Company is a direct wholly-owned subsidiary of The Capital Group Companies, Inc. and The Capital Group Companies, Inc. is deemed or taken to be interested in 77,239,452 Shares in which Capital Research and Management Company is interested.
(11)	11,829,300 Shares are held by Capital International, Inc., 4,700,100 Shares are held by Capital International Sarl, 4,457,700 Shares are held by Capital Guardian Trust Company, and 835,800 Shares are held by Capital International Limited, representing approximately 0.710%, 0.282%, 0.267% and 0.050% ordinary shares outstanding. All of these companies are owned by Capital Group International, Inc., which is a wholly-owned subsidiary of The Capital Group Companies, Inc. Therefore, we believe that The Capital Group Companies, Inc. beneficially owns an aggregate of 21,822,900 Shares held by these companies.
(12)	The percentages are calculated on the basis of 1,666,633,448 Shares in issue as at the Latest Practicable Date.

Based on the above and in the event that the Directors exercised in full the power to repurchase Shares under the Repurchase Mandate, the interests of each of the above Shareholders in the Company would be increased to approximately the percentages as set out in the table above.

On the basis of the aforesaid increase of shareholding held by the Shareholders, the Directors are not aware of any consequences of such repurchases of Shares that would result in any Shareholder, or a group of Shareholders acting in concert, becoming obliged to make a mandatory offer under Rule 26 of the Takeovers Code if the Repurchase Mandate were exercised in full. Moreover, the Directors do not intend to exercise the power to repurchase Shares to an extent which would render the aforesaid Shareholders or any Shareholder or group of Shareholders acting in concert obliged to make a mandatory offer under Rule 26 of the Takeovers Code. As the exercise of the Repurchase Mandate in full would result in insufficient public float of the Company, the Directors have no intention to exercise the Repurchase Mandate to such an extent that results in a public shareholding of less than the minimum public float requirement of 25% of the total issued share capital of the Company.

APPENDIX I	EXPLANATORY STATEMENT

7.	DIRECTORS, THEIR ASSOCIATES AND CONNECTED PERSONS

None of the Directors nor, to the best of their knowledge having made reasonable enquiries, any of their associates has any present intention, in the event that the Repurchase Mandate is approved by Shareholders, to sell Shares to the Company.

No connected person of the Company has notified the Company that he/she/it has any present intention to sell Shares to the Company, or has undertaken not to do so, in the event that the Repurchase Mandate is approved by the Shareholders.

8.	UNDERTAKING OF THE DIRECTORS

The Directors have undertaken to the Stock Exchange to exercise the power of the Company to make repurchases pursuant to the proposed Repurchase Mandate in accordance with the Listing Rules, the applicable laws of the Cayman Islands and in accordance with the Memorandum and Articles.

9.	SHARE REPURCHASE MADE BY THE COMPANY

The Company has not repurchased any of its Shares (whether on the Stock Exchange or otherwise) in the six months preceding the Latest Practicable Date. The Company will not repurchase its Shares if less than 25% of its issued share capital is held by the public.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

The following are the particulars of the Directors proposed for re-election at the AGM:

(1)	Mr. Clarence Yuk Man Chung

Non-executive Director

Mr. Clarence Yuk Man Chung, aged 51, was appointed as our non-executive Director on November 21, 2006. Mr. Chung has also been an executive director of Melco since May 2006. He joined Melco in December 2003. Mr. Chung has served as a director of Melco Leisure since 2008. Before joining Melco, he has more than 25 years of experience in the financial industry in various capacities as a chief financial officer, an investment banker and a merger and acquisition specialist. He was named one of the “Asian Gaming 50” for multiple years (including year 2013) by Inside Asian Gaming magazine. Mr. Chung has been the chairman and chief executive officer of Entertainment Gaming Asia Inc., a company listed on the NASDAQ Capital Market, since August 2008 and October 2008, respectively. Mr. Chung has been the chairman and president of Melco Crown (Philippines) Resorts Corporation (“MCP”), a company listed on the Philippine Stock Exchange, since December 2012. Mr. Chung has also been appointed as a director of a number of our subsidiaries incorporated in various different jurisdictions. Mr. Chung obtained a master’s degree in business administration from the Kellogg School of Management at Northwestern University and The Hong Kong University of Science and Technology and is a member of the Hong Kong Institute of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Chung has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Chung has personal interests of 153,571 Shares and 194,664 underlying Shares in respect of share options and 46,704 restricted shares (not yet vested) granted under the share incentive plans of the Company. Mr. Chung also has 10,404,851 underlying shares of MCP in respect of share options and 5,202,425 restricted shares of MCP (not yet vested), granted under the share incentive plans of MCP. Save as disclosed herein and as at the Latest Practicable Date, Mr. Chung did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Chung and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Chung is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Chung his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies. Mr. Chung’s emoluments in MCP include Director’s fees of US$200,000 per annum, and he may be entitled to share-based compensation.

Save as disclosed above, there are no other matters concerning Mr. Chung that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

(2)	Mr. William Todd Nisbet

Non-executive Director

Mr. William Todd Nisbet, aged 46, was appointed as our non-executive Director on October 14, 2009. He is also a director of Studio City International Holdings Limited and has been appointed as a director of MCP, a company listed on the Philippine Stock Exchange, since December 2012. In addition, Mr. Nisbet has also been appointed as a director of a number of our subsidiaries incorporated in various different jurisdictions. Mr. Nisbet joined Crown, an operator of casinos and integrated resorts, in 2007. In his role as Executive Vice President — Strategy and Development at Crown, Mr. Nisbet is responsible for all project development and new business opportunities for Crown. From August 2000 through July 2007, Mr. Nisbet held the position of executive vice president — project director for Wynn Design and Development, a development subsidiary of Wynn Resorts Limited (“Wynn”), an operator of casinos and integrated resorts. Serving this role with Wynn, Mr. Nisbet was responsible for all project development and construction operations undertaken by Wynn. Prior to joining Wynn, Mr. Nisbet was the vice president of operations for Marnell Corrao Associates. During Mr. Nisbet’s 14 years at Marnell Corrao from 1986 to 2000, he was responsible for managing various aspects of the construction of some of Las Vegas’ most elaborate and industry-defining properties. Mr. Nisbet obtained a bachelor of science degree in Finance from the University of Nevada, Las Vegas in 1993.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Nisbet has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Nisbet has personal interests of 45,000 Shares and 24,114 restricted shares (not yet vested) granted under the share incentive plans of the Company. Mr. Nisbet also has 7,803,638 underlying shares of MCP in respect of share options and 3,901,819 restricted shares of MCP (not yet vested), granted under the share incentive plans of MCP. Save as disclosed herein and as at the Latest Practicable Date, Mr. Nisbet did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Nisbet and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Nisbet is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Nisbet his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies. Mr. Nisbet’s emoluments in MCP include Director’s fees of US$100,000 per annum, and he may be entitled to share-based compensation.

Save as disclosed above, there are no other matters concerning Mr. Nisbet that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

(3)	Mr. James Andrew Charles MacKenzie

Independent Non-executive Director

Mr. James Andrew Charles MacKenzie, aged 60, was appointed as an independent non-executive Director on April 24, 2008 and an independent non-executive director of MCP, a company listed on the Philippine Stock Exchange, since December 19, 2012. He is the chairman of our audit committee. He has extensive experience as a company director also serving as co-vice chairman of Yancoal Australia Limited from June 26, 2012 and having held a number of directorships including non-executive director and chairman of Mirvac Group from November 2005 to January 2014 and November 2005 to November 2013 respectively and non-executive director and chairman of Pacific Brands Limited from May 2008 to May 2013 and May 2008 to May 2012 respectively. He led the transformation of the Victorian Government’s Personal Injury Schemes from 2000 to 2007 and prior to 2005 he held senior executive positions with ANZ Banking Group, Standard Chartered Bank and Norwich Union plc. A chartered accountant by profession since 1977, Mr. MacKenzie was, prior to 2005, a partner in both the Melbourne and Hong Kong offices of an international accounting firm now part of Deloitte. In 2001, Mr. MacKenzie was awarded the Australian Centenary Medal for services to public administration. He obtained a bachelor of business (accounting and quantitative methods) degree from the Swinburne University of Technology in 1974. Mr. MacKenzie has been a Fellow of both the Institute of Chartered Accountants in Australia and the Australian Institute of Company Directors since 1974 and 1994, respectively.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. MacKenzie has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. MacKenzie has personal interests of 24,896 Shares and 33,150 restricted shares (not yet vested), granted under the share incentive plans of the Company. Mr. MacKenzie also has personal interests of 100 shares and 1,950,909 underlying shares of MCP in respect of share options and 975,455 restricted shares of MCP (not yet vested), granted under the share incentive plans of MCP. Save as disclosed above, as at the Latest Practicable Date, Mr. MacKenzie did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

Mr. MacKenzie entered into a director agreement with the Company under which he agreed to act as the Director commencing on April 24, 2008. He is not appointed for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. MacKenzie’s emoluments include Director’s fees of US$75,000 per annum and the fee of being the chairman of audit committee of the Company of US$50,000 per annum, and he may be entitled to share-based compensation. In deciding the emoluments of Mr. MacKenzie, the compensation committee of the Company will take into consideration as to the level of responsibility, experience and abilities required of Mr. MacKenzie, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies. Mr. MacKenzie’s emoluments in MCP include director’s fees of US$100,000 per annum, the fee being the chairman of audit committee of MCP of US$50,000 per annum, the fees for attending board committee meetings of MCP and he may be entitled to share-based compensation.

Save as disclosed above, there are no other matters concerning Mr. MacKenzie that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

(4)	Mr. Thomas Jefferson Wu

Independent Non-executive Director

Mr. Thomas Jefferson Wu, aged 41, was appointed as an independent non-executive Director on December 18, 2006. He is also the chairman of our compensation committee, and a member of our audit committee and nominating and corporate governance committee. Mr. Wu has been the managing director of Hopewell Holdings Limited, a business conglomerate listed on the Stock Exchange, since October 2009. He has served in various roles with the Hopewell Holdings group since 1999, including group controller from March 2000 to June 2001, executive director since June 2001, chief operating officer from January 2002 to August 2002, deputy managing director from August 2003 to June 2007 and co-managing director from July 2007 to September 2009. He has served as the managing director of Hopewell Highway Infrastructure Limited since July 2003.

Mr. Wu graduated with high honors from Princeton University in 1994 with a bachelor of science degree in Mechanical and Aerospace Engineering. He then worked in Japan as an engineer for Mitsubishi Electric Corporation for three years before returning to full-time studies at Stanford University, where he obtained a master of business administration degree in 1999.

Mr. Wu is active in public service in both Hong Kong and Mainland China. He serves in a number of advisory roles at different levels of government. In Mainland China, he is a member of the Heilongjiang Provincial Committee of the 10th Chinese People’s Political Consultative Conference, a standing committee member and a member of the Huadu District Committee of The Chinese People’s Political Consultative Conference, among other public service capacities.

In Hong Kong, Mr. Wu’s major public service appointments include being a member of the Hong Kong Government’s Standing Committee on Disciplined Services Salaries and Conditions of Service and a member of its Steering Committee on the Promotion of Electric Vehicles, as well as a member of the board of directors of the Community Chest of Hong Kong, the Hong Kong Sports Institute and the Asian Youth Orchestra Limited. He is also a member of the Council of the Hong Kong Baptist University and a member of the Business School Advisory Council of The Hong Kong University of Science and Technology. Previously, he was a council member of The Hong Kong Polytechnic University and a member of the Court of The Hong Kong University of Science and Technology.

In addition to his professional and public service engagements, Mr. Wu is mostly known for his passion for ice hockey, as well as the sport’s development in Hong Kong and the region. He is the vice president (Asia/Oceania) of International Ice Hockey Federation, the co-founder and chairman of the Hong Kong Amateur Ice Hockey Club and the Hong Kong Academy of Ice Hockey. He is also the honorary president of the Hong Kong Ice Hockey Association — the national sports association of ice hockey in Hong Kong, the vice-president of the Chinese Ice Hockey Association, honorary president of the Macau Ice Sports Federation and honorary chairman of the Ice Hockey Association of Taipei Municipal Athletics Federation.

In 2006, the World Economic Forum selected Mr. Wu as a “Young Global Leader.” He was also awarded the “Directors of the Year Award” by the Hong Kong Institute of Directors in 2010, the “Asian Corporate Director Recognition Award” by Corporate Governance Asia magazine in 2011, 2012 and 2013, and named the “Asia’s Best CEO (Investor Relations)” in 2012, 2013 and 2014.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Wu has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Wu has personal interests of 110,663 Shares and 254,511 underlying Shares in respect of share options and 33,150 restricted shares (not yet vested) granted under the share incentive plans of the Company. Save as disclosed herein and as at the Latest Practicable Date, Mr. Wu did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

Mr. Wu entered into a director agreement with the Company under which he agreed to act as the Director commencing on December 18, 2006. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Wu’s emoluments include Director’s fees of US$75,000 per annum, the fee of being the chairman of compensation committee of the Company of US$12,500 per annum, the fee of being the member of audit committee of the Company of US$20,000 per annum, the fee of being the member of nominating and corporate governance committee of the Company of US$5,000 per annum, and he may be entitled to share-based compensation, which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Wu his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Wu that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this notice, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this notice.

(Incorporated in the Cayman Islands with limited liability)

(SEHK Stock Code: 6883)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2014

Dear Shareholders,

You are cordially invited to attend the Annual General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) which will be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 21, 2014 at 4:00 p.m. (Hong Kong time). The meeting is being held for the following purposes:

1.	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the audited consolidated financial statements and the directors’ and auditors’ reports for the year ended December 31, 2013.

2.	To re-elect each of the following directors:

(a)	Mr. Clarence Yuk Man Chung as a non-executive director of the Company;

(b)	Mr. William Todd Nisbet as a non-executive director of the Company;

(c)	Mr. James Andrew Charles MacKenzie as an independent non-executive director of the Company; and

(d)	Mr. Thomas Jefferson Wu as an independent non-executive director of the Company.

3.	To authorize the board of directors to fix the remuneration of the directors of the Company.

4.	To ratify the appointment of and re-appoint the independent auditors of the Company, Deloitte Touche Tohmatsu, and to authorize the board of directors to fix their remuneration.

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

As special business, to consider and, if thought fit, pass the following resolutions as ordinary resolutions:

ORDINARY RESOLUTIONS

5.	“THAT:

(a)	subject to paragraph (c) of this resolution, a general and unconditional mandate be and is hereby granted to the board of directors of the Company (the “Directors”) during the Relevant Period (as defined in paragraph (d) below) to exercise all the powers of the Company to allot, issue and deal with additional Shares and to make or grant offers, agreements and options (including warrants, bonds, debentures, notes and other securities which carry rights to subscribe for or are convertible into Shares) which might require the exercise of such power;

(b)	the approval in paragraph (a) of this resolution shall authorize the Directors during the Relevant Period to make or grant offers, agreements and/or options (including warrants, bonds, debentures, notes and other securities which carry rights to subscribe for or are convertible into Shares) which might require the exercise of such power after the end of the Relevant Period;

(c)	the aggregate nominal amount of share capital allotted or agreed conditionally or unconditionally to be allotted (whether pursuant to an option or otherwise) by the Directors pursuant to the approval in paragraph (a) of this resolution, otherwise than pursuant to (i) a Rights Issue (as defined in paragraph (d) below), (ii) the exercise of any rights of subscription or conversion under any existing warrants, bonds, debentures, notes and other securities issued by the Company which carry rights to subscribe for or are convertible into Shares, (iii) any option scheme or similar arrangement for the time being adopted for the grant or issue to officers and/or employees of the Company and/or any of its subsidiaries of Shares or rights to acquire Shares or (iv) any scrip dividend or similar arrangement providing for the allotment of Shares in lieu of the whole or part of dividend on Shares in accordance with the Amended and Restated Articles of Association of the Company (the “Articles”), shall not exceed the aggregate of:

(aa)	20 per cent. of the aggregate nominal amount of the share capital of the Company in issue on the date of passing this resolution; and

(bb)	(if the Directors are so authorized by a separate resolution of the shareholders of the Company) the nominal amount of share capital of the Company repurchased by the Company subsequent to the passing of this resolution (up to a maximum equivalent to 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution), and the said mandate shall be limited accordingly;

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

(d)	for the purposes of this resolution:

“Relevant Period” means the period from the passing of this resolution until whichever of the following first occurs:

i.	the conclusion of the next annual general meeting of the Company;

ii.	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws; and

iii.	the revocation or variation of the authority given under this resolution by ordinary resolution of the shareholders of the Company in general meeting;

“Rights Issue” means an offer of Shares or issue of options, warrants or other securities giving the right to subscribe for Shares, open for a period fixed by the Directors to holders of Shares whose names appear on the register of members of the Company (and, where appropriate, to holders of other securities entitled to the offer) on a fixed record date in proportion to their then holdings of such Shares (or, where appropriate, such other securities) (subject in all cases to such exclusions or other arrangements as the Directors may deem necessary or expedient in relation to fractional entitlements or having regard to any restrictions or obligations under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory applicable to the Company); and

“Shares” means shares of all classes in the capital of the Company and other securities which carry a right to subscribe or purchase shares of the Company. For the avoidance of doubt, “Shares” includes Shares represented by American Depositary Shares of the Company.”

6.	“THAT:

(a)	subject to paragraph (b) of this resolution, a general and unconditional mandate be and is hereby granted to the Directors during the Relevant Period (as defined in paragraph (c) below) to exercise all the powers of the Company to repurchase Shares;

(b)	the aggregate nominal amount of Shares which may be repurchased on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) or any other stock exchange recognized for this purpose by the Securities and Futures Commission of Hong Kong and the Stock Exchange under the Hong Kong Code on Share Repurchases pursuant to the approval in paragraph (a) of this Resolution shall not exceed 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue on the date of passing this resolution, and the said mandate shall be limited accordingly;

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

(c)	for the purposes of this resolution:

“Relevant Period” means the period from the passing of this resolution until whichever of the following first occurs:

i.	the conclusion of the next annual general meeting of the Company;

ii.	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws to; and

iii.	the revocation or variation of the authority given under this Resolution by ordinary resolution of the shareholders of the Company in general meeting; and

“Shares” means shares of all classes in the capital of the Company and other securities which carry a right to subscribe or purchase shares of the Company.”

7.	“THAT conditional upon the passing of resolutions set out in items 5 and 6 of the notice convening this meeting (the “Notice”), the general mandate referred to in the resolution set out in item 5 of the Notice be and is hereby extended by the addition to the aggregate nominal amount of shares which may be allotted and issued or agreed conditionally or unconditionally to be allotted and issued by the directors pursuant to such general mandate of an amount representing the aggregate nominal amount of shares purchased by the Company pursuant to the mandate referred to in the resolution set out in item 6 of the Notice, provided that such amount shall not exceed 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue on the date of passing this resolution.”

Notes:

1.	In order to identify shareholders who will be entitled to attend and vote at the meeting or any adjournment that may take place, all transfer forms accompanied by the relevant share certificates must be lodged with the Company’s share registrar and transfer office in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong not later than 4:30 p.m. on April 4, 2014. Shareholders whose names appear on the register of members of the Company at the close of business on April 4, 2014 shall be entitled to attend and vote at the meeting or any adjournment that may take place.

2.	A shareholder entitled to attend and vote at the meeting convened by the notice is entitled to appoint one or more proxies to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company.

3.	Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong as promptly as possible but not later than 48 hours prior to the Annual General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual General Meeting or adjourned meeting.

4.	With regard to resolution 2 above, the board of directors proposes that the retiring Directors, namely, Mr. Clarence Yuk Man Chung, Mr. William Todd Nisbet, Mr. James Andrew Charles MacKenzie and Mr. Thomas Jefferson Wu, be re-elected as the Directors. Details of these retiring Directors are set out in Appendix II to the Company’s circular to shareholders dated April 16, 2014.

5.	With regard to resolution 5 above, the Directors wish to state that, currently, they have no plans to issue any additional new shares of the Company (other than (i) the shares to be issued upon vesting of restricted shares and exercise of the share options granted under the 2006 Share Incentive Plan; (ii) the shares to be issued upon vesting of restricted shares to non-connected person(s) of the Company and exercise of the share options granted under the 2011 Share Incentive Plan; and (iii) and future fund raising). The present general mandate to issue shares given by the shareholders expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

6.	With regard to resolution 6 above, the Directors wish to draw the attention of the shareholders to the circular which summarizes the more important provisions of the Rules Governing the Listing of Securities on the Stock Exchange (the “Listing Rules”) relating to the repurchase of shares by a company and will be despatched to the shareholders together with the annual report. The present general mandate to repurchase shares given by the shareholders expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

7.	In accordance with the Listing Rules, voting on the above resolutions will be taken by poll.

8.	If Typhoon Signal No. 8 or above, or a “black” rainstorm warning is in effect any time after 12:00 noon on the date of the above meeting, the meeting will be postponed. The Company will post an announcement on its website (www.melco-crown.com) and the website of Hong Kong Exchanges and Clearing Limited (www.hkexnews.com.hk) to notify shareholders of the date, time and place of the rescheduled meeting.

By Order of the Board

Melco Crown Entertainment Limited

Lawrence Yau Lung Ho

Co-Chairman and Chief Executive Officer

Macau, April 16, 2014

As at the date of this notice, the Board comprises one executive Director, namely Mr. Lawrence Yau Lung Ho (Co-Chairman and Chief Executive Officer); five non-executive Directors, namely Mr. James Douglas Packer (Co-Chairman), Mr. John Peter Ben Wang, Mr. Clarence Yuk Man Chung, Mr. William Todd Nisbet, and Mr. Rowen Bruce Craigie; and four independent non-executive Directors, namely Mr. James Andrew Charles MacKenzie, Mr. Thomas Jefferson Wu, Mr. Alec Yiu Wa Tsui, and Mr. Robert Wason Mactier.

(Incorporated in the Cayman Islands with limited liability)

(SEHK Stock Code: 6883)

PROXY FORM FOR USE BY SHAREHOLDERS AT

THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 21, 2014

I/We1

of

being the registered holder(s) of2                                                                               shares of US$0.01 each in the capital of Melco Crown Entertainment Limited (the “Company”) HEREBY APPOINT3 THE CHAIRMAN OF THE MEETING

or

of

as my/our proxy to attend and vote for me/us at the Annual General Meeting of the Company to be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 21, 2014 at 4:00 p.m. (Hong Kong time) and at any adjournment thereof as indicated below:

	Ordinary Resolutions	For[4]	Against[5]
1.	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the audited consolidated financial statements and the directors’ and auditors’ reports for the year ended December 31, 2013.
2.	To re-elect each of the following directors:
(a) Mr. Clarence Yuk Man Chung as a non-executive director of the Company;
(b) Mr. William Todd Nisbet as a non-executive director of the Company;
(c) Mr. James Andrew Charles MacKenzie as an independent non-executive director of the Company; and
(d) Mr. Thomas Jefferson Wu as an independent non-executive director of the Company.
3.	To authorize the board of directors to fix the remuneration of the directors of the Company.
4.	To ratify the appointment of and re-appoint the independent auditors of the Company, Deloitte Touche Tohmatsu, and to authorize the board of directors to fix their remuneration.
5.	To grant a general and unconditional mandate to the board of directors to issue new shares of the Company not exceeding 20% of the issued share capital of the Company as at the date of passing this resolution.
6.	To grant a general and unconditional mandate to the board of directors to repurchase shares of the Company not exceeding 10% of the issued share capital of the Company as at the date of passing this resolution.
7.	To extend the general mandate granted to the board of directors to issue new shares of the Company by the aggregate nominal amount of shares repurchased by the Company, provided that such amount shall not exceed 10% of the issued share capital of the Company as at the date of passing this resolution.

Dated this                      day of                      2014                      Shareholder’s signature6:

Notes:

1.	Full name(s) and address(es) to be inserted in BLOCK CAPITALS.

2.	Please insert the number of shares of US$0.01 each registered in your name(s). If no number is inserted, the proxy form will be deemed to relate to all the shares of the Company registered in your name(s).

3.	If any proxy other than the Chairman is preferred, strike out “THE CHAIRMAN OF THE MEETING or” and insert the name and address of the proxy desired in the space provided. Any alteration made to this proxy form must be initialled by the person who signs it. A proxy need not be a member of the Company but must be present in person to represent the member.

4.	IMPORTANT: IF YOU WISH TO VOTE FOR ANY RESOLUTION, PLEASE TICK THE BOX MARKED “FOR” BESIDE THE APPROPRIATE RESOLUTION. IF YOU WISH TO VOTE AGAINST ANY RESOLUTION, PLEASE TICK THE BOX MARKED “AGAINST” BESIDE THE APPROPRIATE RESOLUTION. Failure to complete any or all boxes will entitle your proxy to cast his votes on the relevant resolutions at his discretion. Your proxy will also be entitled to vote at his discretion on any resolution properly put to the meeting other than those referred to in the notice convening the meeting.

5.	Same as note (4) above.

6.	This proxy form must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, this proxy form must be under its common seal or under the hand of an officer or attorney duly authorized.

7.	If more than one of the joint holders be present at the meeting personally or by proxy, that one of the said persons so present whose name stands first on the register in respect of the relevant shares shall alone be entitled to vote in respect thereof.

8.	In order to be valid, this proxy form, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited at the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof.

9.	Completion and deposit of this proxy form will not preclude you from attending and voting at the meeting if you so wish.